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                          SHAREHOLDER OPTION AGREEMENT


                  SHAREHOLDER OPTION AGREEMENT, dated as of December 9, 1999 (the "Agreement"), among Brady Corporation ("Parent"), a Wisconsin corporation, and Laifer Capital Management, Inc. (the "Shareholder").

                                R E C I T A L S:

                  WHEREAS, Parent has indicated its willingness to enter into an agreement for the acquisition of Imtec, Inc., a Delaware corporation ("Company") through an Agreement and Plan of Merger (the "Merger Agreement") which would provide, among other things, for the acquisition of the Company by Parent by means of a cash tender offer (the "Offer") by Parent or a subsidiary (in either event, the "Purchaser") for all outstanding shares of Common Stock, par value $0.01 per share, of the Company (the "Common Stock") and for the subsequent merger of Purchaser with the Company (the "Merger"), all on the terms and subject to the conditions to be set forth in the Merger Agreement;

                  WHEREAS, as an inducement and a condition to entering into negotiation of the Merger Agreement, Purchaser has required that the Shareholder agree, and the Shareholder has agreed, to enter into this Agreement; and

                  WHEREAS, the Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby prior to the date hereof;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                  1. Definitions. Capitalized terms have the meanings provided herein.

                  2.   Tender of Shares; Agreement to Sell.

                  (a) In order to induce Parent to enter into negotiation of the Merger Agreement, the Shareholder hereby agrees to validly tender (or cause the record owner of such shares to validly tender), and not to withdraw, pursuant to and in accordance with the terms of the Offer, not later than the tenth business day after commencement of the Offer, 109,377 shares of Common Stock (the "Shares"), all of which are beneficially owned by Shareholder. The Shareholder hereby acknowledges and agrees that Purchaser's obligation to accept for payment, purchase and pay for shares in the Offer, including the Shares beneficially owned by the Shareholders, is subject to the terms and conditions of the Offer. Purchaser, by written notice delivered to the Shareholder, will have the right to direct the Shareholder not to tender to, or to withdraw from, the Offer any Shares beneficially owned by such Shareholder and, upon receipt of any such notice, the Shareholder shall comply with the direction included in such notice.

                    (b) As promptly as practicable following the expiration of the Offer (but in no event later than 10:00 a.m., Milwaukee time, on the first trading day immediately after such expiration), the Shareholder hereby agrees to sell to Purchaser, and Purchaser agrees to purchase, all Shares owned by such Shareholder not tendered or validly withdrawn from the Offer pursuant to Section 2(a) at a price equal to $12.00 per Share or, if less, the price provided in the Merger Agreement. The obligations of the Shareholder and Purchaser in this
Section 2(b) is conditioned upon Purchaser purchasing shares of Common Stock pursuant to the Offer.

                   (c) Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable hereunder to the Shareholder any stock transfer taxes and such amounts as are required to be withheld under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable provision of state, local or foreign tax law, as specified in the Offer Documents. To the extent that amounts are so withheld by Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Shareholder in respect of which such deduction and withholding was made by Purchaser.

                   (d) The Shareholder hereby permits Purchaser to publish and disclose in the Offer Documents and, if approval of the Company's shareholders is required under applicable law, any proxy statement (including all documents and schedules filed with the SEC), the Shareholder's identity and ownership of the Shares and the nature of the Shareholder's commitments, arrangements and understandings under this Agreement; provided that the Shareholder shall have the right to review and comment on such disclosure a reasonable time before it is publicly disclosed.

                   3. Option. (a) In order to induce Parent to enter into negotiation of the Merger Agreement, the Shareholder hereby grants to Purchaser an irrevocable option (the "Option") to purchase the Shares (the "Option Shares") at a price equal to $12.00 per Share, subject to adjustment in the event of a stock-split, stock dividend or additional share issuance by the Company. The Option granted by the Shareholder may be exercised in whole or in part at any time after (i) sixty days from the date hereof if the Merger Agreement has not been signed by the Company and Purchaser; (ii) the occurrence of any event as a result of which Parent is entitled to receive a termination fee under the Merger Agreement or (iii) such time as the Shareholder shall have breached any of its agreements in the Merger Agreement.

                  (b) The Option that becomes exercisable under Section 3(a) shall remain exercisable until the later of (i) the date that is 120 days after the date the







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Option becomes exercisable and (ii) the date that is 60 days after the date that all waiting periods under the Hart-Scott-Rodino Anti-Trust Improvements Act (the "HSR Act") required for the purchase of the Shares upon such exercise shall have expired or been terminated; provided that if at the expiration of such period there shall be in effect any injunction or other order issued by any federal, state, local or foreign governmental unit or agency (a "Governmental Entity") prohibiting the exercise of the Option, the exercise period shall be extended until 60 days after the date that no such injunction or order is in effect. In the event that Purchaser wishes to exercise the Option, Purchaser shall send a written notice to the Shareholder identifying the place and date (not less than two nor more than ten business days from the date of the notice) for the closing of such purchase.

                  4.       Additional Agreements.

                  (a) Subject to Section 8 of this Agreement, the Shareholder shall, at any meeting of the shareholders of the Company, however called, or in connection with any written consent of the shareholders of the Company, vote (or cause to be voted) all Shares then held of record or beneficially owned by such Shareholder, (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof and (ii) against any proposal relating to an acquisition proposal by any person or entity other than Purchaser (an "Acquisition Proposal") and against any action or agreement that would impede, frustrate, prevent or nullify this Agreement, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions set forth in the Merger Agreement not being fulfilled.

                  (b) The Shareholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, it shall not (i) offer to transfer (which term shall include, without limitation, any sale, tender, gift, pledge, assignment or other disposition), transfer or consent to any transfer of, any or all of the Shares or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to the Shares, (iv) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or (v) take any other action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

                  (c) The Shareholder hereby irrevocably grants to, and appoints, Purchaser and any designee of Purchaser, and each of them individually, the Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Shareholder, to vote the Shares, or grant a consent or approval in respect of the Shares, in the manner specified in Section 4(a). The Shareholder represents that any proxies heretofore given in respect of the Shares beneficially owned by the Shareholder are not irrevocable and that any such proxies are hereby revoked. The Shareholder hereby affirms that the irrevocable proxy set forth in this Section 4(c) is given in connection with the Purchaser's agreement to undertake negotiation of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Without limiting the generality of the foregoing, such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware Corporation Law.

                  (d) The Shareholder hereby agrees that neither the Shareholder nor any of its affiliates, representatives or agents shall (and the Shareholder shall cause its officers, directors, partners, and employees, representatives and agents, including its investment bankers, attorneys and accountants, not
to), directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of the Company or any of its Subsidiaries to, or otherwise take any other action to assist or facilitate, any person or group (other than Parent or Purchaser or any affiliate or associate of Parent or Purchaser) concerning any Acquisition Proposal. The Shareholder will immediately cease any existing activities, discussions or negotiations conducted heretofore with respect to any Acquisition Proposal. The Shareholder will immediately communicate to Purchaser the terms of any Acquisition Proposal (or any discussion, negotiation or inquiry with respect thereto) and the identity of the person making such Proposal or inquiry which it may receive.

                  (e) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement. Each party shall promptly consult with the other and provide any necessary information and material with respect to all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

                  (f) The Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have.

                  5. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Purchaser as follows:

                  (a) The Shareholder is the record and beneficial owner of the Shares. The Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 2, 3 and 4 hereof, sole power of disposition, sole power to demand and waive appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

                   (b) The Shareholder has the power and authority to enter into and perform all of the Shareholder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a legal, valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Shareholder is a trustee, or any party to any other agreement or arrangement, whose consent is required for the execution and delivery of this Agreement or the consummation by the Shareholder of the transactions contemplated hereby.

                   (c) Except for filings under the HSR Act and the Securities Exchange Act of 1934 (the "Exchange Act") (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery of this Agreement by the Shareholder, the consummation by the Shareholder of the transactions contemplated hereby and the compliance by the Shareholder with the provisions hereof and (ii) none of the execution and delivery of this Agreement by the Shareholder, the consummation by the Shareholder of the transactions contemplated hereby or compliance by the Shareholder with any of the provisions hereof, except in cases in which any conflict, breach, default or violation described below would not interfere with the ability of the Shareholder to perform the Shareholder's obligations hereunder, shall (A) conflict with or result in any breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which the Shareholder is a party or by which it or any of its properties or assets may be bound or (C) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Shareholder or any of its properties or assets.

                   (d) Except as permitted by this Agreement, the Shares beneficially owned by such Shareholder and the certificates representing such shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of the Shareholder, free and clear of all liens, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever, except for any such liens or proxies arising hereunder. The transfer by the Shareholder of the Shares to Purchaser in the Offer or hereunder shall pass to and unconditionally vest in Purchaser good and valid title to all Shares, free and clear of all liens, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever.

                   (e) No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.

                   6. Stop Transfer. The Shareholder shall request that the Company not register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement.

                   7. Termination. This Agreement shall terminate with respect to the Shareholder upon the earliest of (a) the effective time of the Merger Agreement, (b) the first anniversary of the date hereof or (c) the termination of the Merger Agreement (unless, in the case of this clause (c), Purchaser is or may be entitled to receive a termination fee under the Merger Agreement following such termination or prior to such termination the Shareholder has breached Section 2(a), 4(a), 4(b) or 4(d)).

                   8. No Limitation. Nothing in this Agreement shall be construed to prohibit the Shareholder, or any officer or affiliate of the Shareholder who is or has designated a member of the Board of Directors of the Company, from taking any action solely in his or her capacity as a member of the Board of Directors of the Company or from exercising his or her fiduciary duties as a member of such Board of Directors to the extent specifically permitted by the Delaware General Corporation Law, as may be modified by the terms of the Merger Agreement.

                   9. Miscellaneous. (a) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                    (b) This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the Shareholder (in the case of any assignment by Purchaser) or Purchaser (in the case of an assignment by the Shareholder), provided that Purchaser may assign its rights and obligations hereunder to any direct or indirect subsidiary of Parent, but no such assignment shall relieve Purchaser of its obligations hereunder.

                   (c) Without limiting any other rights Purchaser may have hereunder in respect of any transfer of Shares, the Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Shareholder's heirs, guardians, administrators or successors.

                   (d) This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of the Shareholder and Purchaser.

                   (e) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if given) by hand delivery or by facsimile transmission with confirmation of receipt, as follows:

                           If to a Shareholder:

                           Laifer Capital Management, Inc.
                           Hilltop Partners, L.P.
                           45 West 45th Street
                           New York, New York 10036
                           Fax: (212) 268-8036

                           If to Parent or Purchaser:

                           Brady Corporation
                           6555 W. Good Hope Road
                           Milwaukee, Wisconsin 53223
                           Attention:  Gary Johnson
                           Facsimile No.: (414) 438-6840



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



                           With a copy to:

                           Quarles & Brady LLP
                           411 East Wisconsin Avenue
                           Milwaukee, WI  53202
                           Attention: Conrad G. Goodkind
                           Facsimile No.: (414) 271-3552

or to such other address or facsimile number as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                   (f) Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                   (g) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

                   (h) The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                   (i) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                   (j) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

                   (k) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the




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parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (A) consents to submit itself to the personal jurisdiction of any Delaware state court or any Federal court located in Delaware in the event any dispute arises out of this Agreement or by any transaction contemplated by this Agreement, (B) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (C) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court and (D) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated by this Agreement. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware or in any Federal court located in Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                   (l) The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                   (m) This Agreement may be executed in counterparts, each of which (including facsimile copies) shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

                   (n) Except as otherwise provided herein, each party shall pay its, his or her own expenses incurred in connection with this Agreement.




                                       9


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                  IN WITNESS WHEREOF, Purchaser and the Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

                                         BRADY CORPORATION


                                         By: /s/ David W. Schroeder
                                            ------------------------------------
                                         Name:   David W. Schroeder
                                         Title:  Group Vice President



                                         LAIFER CAPITAL MANAGEMENT, INC.


                                         By: /s/ Ranie Hotis
                                            ------------------------------------
                                         Name:   Ranie Hotis
                                         Title:  Vice President